EXHIBIT 16.1 TO FORM 8-K

August 29, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 28, 2014, of Southwest Bancorp, Inc. and are in agreement with the statements contained in the paragraphs 4, 5 and 6 listed under “Change in Registrant’s Certifying Accountant” on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP